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                                                                      EXHIBIT 11


                             The Leap Group, Inc.




             STATEMENT REGARDING COMPUTATION OF PER-SHARE EARNINGS

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                                          Three Months Ended October 31,               Nine Months Ended October 31,
                                          ------------------------------               -----------------------------
                                                1997          1996                          1997           1996
                                            -----------    -----------                   -----------    -----------
Weighted average of common
   shares outstanding                         9,614,667      9,600,000                     9,613,037      9,600,000
Weighted average of common
   shares issued in the offering              4,000,000      1,333,333                     4,000,000        444,444
Effect of options granted within one
   year prior to the offering, based on
   the treasury stock method                         -         508,680                            -         508,680
                                            -----------    -----------                   -----------    -----------

Shares used in per share computation         13,614,667     11,442,013                    13,613,037     10,553,124

Net (loss) income                           ($3,038,595)      $435,234                   ($5,744,815)      $692,477

Net (loss) income
   per common share                               ($.22)         $0.04                         ($.42)         $0.07
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